Exhibit 99.1

Jewett-Cameron Reports Fiscal 2025 First Quarter Operational and Financial Results

North Plains, Oregon, January 14, 2025 – Jewett-Cameron Trading Company Ltd. (Nasdaq: JCTC), a company committed to innovative products that enrich outdoor spaces, today announced operational and financial results for the fiscal 2025 first quarter for the period ended November 30, 2024.

Recent Operational Highlights

•	Achieved year-over-year growth in Q1 2025 in the Company’s fence portion of our Pet, Fencing and Other segment driven by load-in’s of new Lifetime Steel Post® (LTP) displayers for Home Depot and Lowes. The Company doubled the new in-store LTP displayers during the first quarter bringing the total number of displayers installed to nearly 200 at the end of November 2024. Efforts to expand displayers in stores during the winter months is expected to have a positive impact in the second half of fiscal 2025 which aligns with the seasonally strong period for new fence installation commencing in the spring.
•	Point-of-sale (POS) data for Adjust-A-Gate® and LTP products in key retailers highlighted strong end market year-over-year growth during Q1 2025 highlighting the success of the Company’s displayer strategy. This demonstrates the effectiveness of our in-store displays and is expected to lead to replenishment orders in the second half of fiscal 2025.
•	Continued to innovate new product offerings through the launch of the new Adjust-A-Gate® Unlimited, a low profile complete gate kit. This new fence product redefines adaptability and simplicity for gate construction and is designed with flexibility and customization at its core. This innovative gate kit features a low profile, corner bracket solution that allows for fully adjustable gate designs—empowering professionals and DIYers with greater control to create gates tailored to their unique needs.
•	Strategic new relationships continue to set the Company up for future success. Continental Sales & Marketing, Inc., a nationally recognized sales representative, logistics and supply chain services company, is accelerating the in-store displayer deployments and expanding distribution with key national and regional home improvement retailers,
•	New multi-source, multi-country, strategic sourcing partners are creating less dependence on one specific supply source for any single product or component and are mitigating China tariffs which will help ensure continued competitiveness with our pricing.
•	MyEcoWorld® compostable bin liners and pet waste bags continue to gain traction online and are being scheduled for in-store placement at multiple grocery chains in calendar year 2025. Also, the recently launched Post Consumer Recycled (PCR) pet waste bags have had initial success internationally in North America with a second order placed in Q1 2025.
•	Listed for sale or lease the Company’s 11.6-acre property based in Hillsboro, Oregon that was previously a seed processing and storage facility at a current listing price of $9 million (1). The property currently has a book value of $566,022 and is unencumbered by any loans.
•	Enhanced investor communications program, including the updating of the Nasdaq ticker symbol from “JCTCF” to “JCTC,” commencement of quarterly earnings calls, and participation in investor conferences has enhanced visibility of the company.

(1) This is the current asking price, and there is no guarantee the property will sell for this amount. If we are able to complete a sale, the net proceeds will be reduced by brokers’ commissions, expenses related to the sale, and taxes.

Management Discussion

“The strategic initiatives we are implementing across every key component of our operations, whether it be growth in new retailers carrying our products, enhancing strategies to improve sell-through demand for our solutions, introducing new innovative products to the market, or driving down our product costs, are aligning perfectly with the seasonal strength in demand expected in the spring when new home improvement products begin to surge,” commented Chad Summers, CEO of Jewett-Cameron. “I am extremely pleased with the progress being made as we remain on track to achieve our goals to drive growth and profitability in fiscal 2025.”

“Beyond the operational initiatives in place we have to increase our position as a leader in innovative products that enrich outdoor spaces, we also are advancing the strategic decision to exit certain non-core operations which do not align with this positioning. This focus has led to the listing for sale or lease of our 11.6-acre seed cleaning facility and property in Hillsboro, Oregon that was previously a seed processing and storage facility. The corner lot industrial property is currently listed for $9 million, but has a book value of approximately $560,000 and is unencumbered by any loans. The sale of this property has the potential to provide significant value for Jewett-Cameron going forward.”

“With a focus on driving shareholder value, we have made tremendous progress recently on four key strategic areas: growth drivers, product innovation, supply chain and operational efficiency, and asset monetization. There is more work to be done in each of these areas, however I believe we are better positioned today to deliver on the opportunity that Jewett-Cameron represents to our customers, retailer partners, and shareholders, than at any point in our recent history. I am excited about our future,” Summers concluded.

Financial Results

Revenue for Q1 2025 was $9.3 million compared to $9.8 million in Q1 2024. Q1 2025 sales of metal fencing products increased by 19% compared to Q1 2024 driven by new Lifetime Steel Post® in-store displayers. Wood fencing product sales increased by 4% compared to the same period. Fence products represent approximately 79% of our overall sales. Demand for pet products continues to be weak, as sales in the current quarter declined by 31% compared to Q1 2024. Sales of compostable products were also down in this quarter as a customer made a large purchase in the prior year’s quarter which was not repeated in the current quarter. Sales at Greenwood for the current quarter were $0.8 million compared to $1.1 million in Q1 2024 as the prior year’s period was boosted by initial higher demand by municipalities and transit operators catching up on deferred vehicle production post-pandemic.

Gross profit margins for Q1 2025 were 18.3% compared to 19.9% in Q1 2024, and compared to 14.5% in Q4 2024. The decrease in gross profit margins from the year ago period primarily relates to higher shipping and logistic costs, particularly in sharply higher ocean shipping container rates. The costs of additional domestically produced in-store display units deployed during the current quarter also increased our costs compared to the first quarter of fiscal 2024 but we believe this to be an investment in our future growth strategy. Initiatives to improve gross margins, including new supply chain partners and enhanced pricing strategies are expected to result in margin improvements in future quarters.

Operating expenses during Q1 2025 were $2.6 million compared to $2.7 million in Q1 2024. The decrease in operating expenses is due to a reduction in professional fees from the prior year due to the settlement of a legal matter as well as initiatives taken by the Company to implement operational efficiencies and realign headcount to new business processes.

During the first quarter of fiscal 2024, the Company successfully settled a multi-year arbitration dispute with a former distributor and received a one-time cash payment of $2.45 million in October 2023. This payment offset legal fees and some of the Company’s losses in connection with the arbitration.

Loss from operations for Q1 2025 was $(0.9) million compared to $(0.8) million in Q1 2024. Net loss for Q1 2025 was $(0.7) million or $(0.19) per basic and diluted share compared to net income of $1.3 million or $0.37 per basic and diluted share in Q1 2024. The change in net loss is primarily a result of the settlement received in Q1 of last year.

As part of the Company’s initiatives to improve working capital, inventory balances decreased 23% to $13.5 million at November 30, 2024 from $17.5 at November 30, 2023. Cash balance at November 30, 2024 was $3.0 million compared to $3.6 million at November 30, 2023. The Company has no long-term debt. Total stockholders’ equity at November 30, 2024 was $24.2 million, or $6.90 per share.

Conference Call Details

Date and Time: Tuesday, January 14, 2025 at 4:30 p.m. Eastern time

Call-in Information: Interested parties can access the conference call by dialing (844) 836-8745 for United States callers or +1 (412) 317-6797.

Webcast Information: The webcast will be accessible live and archived at https://app.webinar.net/7pwdKZnKVm9, and accessible on the Investors section of the Company's website at https://jewettcameron.com/pages/investor-relations.

Replay: A teleconference replay of the call will be available until January 21, 2025 at (877) 344-7529 for U.S. callers or +1 (412) 317-0088 for international callers and using replay access code 5685030.

About Jewett-Cameron Trading Company Ltd. (JCTC)

Jewett-Cameron Trading Company is a holding company that, through its subsidiaries, operates out of facilities located in North Plains, Oregon. Jewett-Cameron Company's business consists of the manufacturing and distribution of patented and patent pending specialty metal and sustainable bag products, and wholesale distribution of wood products. The Company's brands include Lucky Dog®, for pet products; Jewett Cameron Fence for brands such as Adjust-A-Gate®, Fit-Right®, Perimeter Patrol®, Euro Fence, and Lifetime Steel Post® for gates and fencing; MyEcoWorld® for sustainable bag products; and Early Start, Spring Gardner, Greenline®, and Weatherguard for greenhouses. Additional information about the Company and its products can be found on the Company's website at www.jewettcameron.com.

Forward-looking Statements

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words like “plans”, “expects”, “aims”, “believes”, “projects”, “anticipates”, “intends”, “estimates”, “will”, “should”, “could” and similar expressions in connection with any discussion, expectation, or projection of future operating or financial performance, events or trends. Forward-looking statements are based on management's current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict, including but not limited to, the fact that our business is highly competitive, we are continually seeking ways to expand our business, we may seek additional financing or other ways to expand operations and improve margins, the uncertainties of the Company's new product introductions, the risks of increased competition and technological change, customer concentration risk, supply chain delays, governmental and regulatory risks, as well as the other risk factors that are set forth in more detail in our Annual Report on Form 10-K and other documents filed with the SEC. Actual outcomes and results may differ materially from these expectations and assumptions due to changes in global political, economic, business, competitive, market, regulatory and other factors. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Any forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:

Robert Blum

Lytham Partners

Phone: (602) 889-9700

JCTC@lythampartners.com

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED BALANCE SHEETS

(Expressed in U.S. Dollars)

(Prepared by Management)

(Unaudited)

	November 30, 2024	August 31, 2024

ASSETS
Current assets
Cash and cash equivalents	$3,039,391	$4,853,367
Accounts receivable, net of allowance of $0 (August 31, 2024 - $0)	4,183,710	3,668,815
Inventory, net of allowance of $550,000 (August 31, 2024 - $550,000)	13,491,547	13,157,243
Asset held for sale	566,022	566,022
Prepaid expenses	978,302	891,690
Prepaid income taxes	19,950	50,326

Total current assets	22,278,922	23,187,463

Property, plant and equipment, net	3,806,242	3,849,800

Intangible assets, net	112,014	112,222

Deferred tax assets	548,034	341,029

Total assets	$26,745,212	$27,490,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities

Accounts payable	$1,102,166	$1,237,988
Accrued liabilities	1,450,619	1,401,382

Total liabilities	2,552,785	2,639,370

Stockholders’ equity
Capital stock Authorized 21,567,564 common shares, no par value 10,000,000 preferred shares, no par value Issued 3,504,802 common shares (August 31, 2024 – 3,504,802)	826,861	826,861
Additional paid-in capital	795,726	795,726
Retained earnings	22,569,840	23,228,557

Total stockholders’ equity	24,192,427	24,851,144

Total liabilities and stockholders’ equity	$26,745,212	$27,490,514

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in U.S. Dollars)

(Prepared by Management)

(Unaudited)

	Three Months Ended November 30, 2024	Three Months Ended November 30, 2023

SALES	$9,267,001	$9,805,841

COST OF SALES	7,573,099	7,849,760

GROSS PROFIT	1,693,902	1,956,081

OPERATING EXPENSES
Selling, general and administrative expenses	809,213	948,481
Depreciation and amortization	81,066	97,903
Wages and employee benefits	1,661,768	1,698,920

	2,552,047	2,745,305

Loss from operations	(858,145)	(789,224)

OTHER ITEMS
Gain on sale of property, plant and equipment	800	89,655
Other income	—	2,450,000
Interest income (expense)	21,998	(6,855)

Total other items	22,798	2,532,800

(Loss) income before income taxes	(835,347)	1,743,576

Income tax recovery (expense)	176,630	(452,035)

Net (loss) income	$(658,717)	$1,291,541

Basic (loss) income per common share	$(0.19)	$0.37

Diluted (loss) income per common share	$(0.19)	$0.37

Weighted average number of common shares outstanding:
Basic	3,504,802	3,498,899
Diluted	3,504,802	3,498,899

JEWETT-CAMERON TRADING COMPANY LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Expressed in U.S. Dollars)

(Prepared by Management)

(Unaudited)

	Three Months Ended November 30, 2024	Three Months Ended November 30, 2023

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(658,717)	$1,291,541
Items not involving an outlay of cash:
Depreciation and amortization	81,066	97,903
Gain on sale of property, plant and equipment	(800)	(89,655)
Write-down of intangible assets	—	21,790
Deferred income taxes	(207,005)	90,813

Changes in non-cash working capital items:
(Increase) decrease in accounts receivable	(514,895)	2,269,494
(Increase) decrease in inventory	(334,304)	825,631
(Increase) decrease in prepaid expenses	(86,612)	17,430
Decrease in prepaid income taxes	30,376	—
(Decrease) in accounts payable and accrued liabilities	(86,585)	(95,032)
Increase in income taxes payable	—	202,116

Net cash provided by (used by) operating activities	(1,777,476)	4,632,031

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds on sale of property, plant and equipment	800	101,700
Purchase of property, plant and equipment	(37,300)	—

Net cash provided by (used in) investing activities	(36,500)	101,700

CASH FLOWS FROM FINANCING ACTIVITIES
(Repayment of) proceeds from bank indebtedness	—	(1,259,259)

Net cash (used) provided by financing activities	—	(1,259,259)

Net (decrease) increase in cash	(1,813,976)	3,474,472

Cash, beginning of period	4,853,367	83,696

Cash, end of period	$3,039,391	$3,558,168